Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
Second Quarter Results
Whippany, New Jersey, May 5, 2011 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 26, 2011. Net income amounted to $100.3 million, or $2.82 per Common Unit, compared to $98.4 million, or $2.78 per Common Unit, in the prior year second quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2011 amounted to $115.7 million, compared to $112.5 million in the prior year second quarter.
Net income and EBITDA for the fiscal 2011 second quarter included a $2.0 million charge for severance costs associated with a realignment of the Partnership’s field operations initiated during the quarter. Net income and EBITDA for the fiscal 2010 second quarter included a $9.5 million loss on debt extinguishment associated with the senior note refinancing completed during March 2010. Excluding the effects of the loss on debt extinguishment from the fiscal 2010 second quarter, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA amounted to $111.6 million for the fiscal 2011 second quarter, compared to Adjusted EBITDA of $123.7 million in the prior year second quarter.
In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “The business climate in the industry continues to be challenging. Weakness in the economy, coupled with inflation in the energy sector, has impacted customer buying habits and continues to put pressure on volumes and margins. Nonetheless, our proven ability to effectively manage our cost base and drive efficiencies has helped to offset a significant portion of the lower overall gross margins. Despite the lower earnings, our balance sheet remains strong as we ended the quarter with approximately $137 million of cash on hand.”
Mr. Dunn added, “With the negative macroeconomic factors continuing to impact the industry as a whole, we recently announced an internal realignment of our field management structure and regional operating footprint. This realignment represents the next evolution of organizational change that is made possible as a result of our technology infrastructure, coupled with the talent within our organization. The steps taken are intended to put our people in the best position to drive growth in our customer base, streamline support functions in our operations to drive further operating efficiencies and continue our focus on delivering superior customer service — all activities that are in line with our strategy of delivering sustainable, profitable growth.”

Retail propane gallons sold in the second quarter of fiscal 2011 decreased approximately 10.5 million gallons, or 8.4%, to 114.0 million gallons compared to 124.5 million gallons in the prior year second quarter. Sales of fuel oil and other refined fuels decreased approximately 2.2 million gallons, or 12.0%, to 16.2 million gallons during the second quarter of fiscal 2011 compared to 18.4 million gallons in the prior year second quarter. While sales volumes benefitted from colder average temperatures in many parts of the Partnership’s service territories, sales volumes were negatively impacted by customer conservation from historically high commodity prices and ongoing weakness in the economy. Average temperatures across the Partnership’s service territories for the second quarter of fiscal 2011 were 1% colder than normal, compared to 3% warmer than normal in the prior year second quarter.
Revenues of $464.1 million decreased $5.1 million, or 1.1%, compared to the prior year second quarter, primarily due to lower volumes sold offset to an extent by higher average selling prices attributable to higher base commodity prices. Average posted prices for propane and fuel oil were 11.8% and 37.3% higher, respectively, compared to the prior year second quarter as commodity prices rose to their highest levels in over two years, dating back to the unprecedented levels reached in the latter half of fiscal 2008. Cost of products sold for the second quarter of fiscal 2011 of $259.8 million increased approximately $11.3 million, or 4.5%, compared to $248.5 million in the prior year second quarter. Cost of products sold in the second quarter of fiscal 2011 included a $4.1 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $1.7 million unrealized (non-cash) loss in the prior year second quarter; these unrealized losses are excluded from Adjusted EBITDA for both periods in the table below.
Combined operating and general and administrative expenses of $86.6 million for the second quarter of fiscal 2011 were $12.2 million, or 12.3%, lower than the prior year second quarter, primarily due to lower variable compensation attributable to lower earnings, and continued savings in payroll and field related expenses, offset to an extent by higher vehicle fuel costs to operate our fleet. Depreciation and amortization expense of $8.5 million increased $1.4 million, or 19.7%, primarily due to the impact of prior year acquisitions.
Once again, the Partnership funded all working capital requirements with cash on hand without the need to borrow under its working capital facility and ended the second quarter of fiscal 2011 with $136.9 million of cash. On April 21, 2011, the Partnership announced that its Board of Supervisors had declared a quarterly distribution of $0.8525 per Common Unit for the three months ended March 26, 2011. On an annualized basis, this distribution rate equates to $3.41 per Common Unit, or 1.5% higher than the distribution rate at the end of the second quarter of fiscal 2010. The $0.8525 per Common Unit distribution will be paid on May 10, 2011 to Common Unitholders of record as of May 3, 2011.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 800,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•
Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•
The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•
The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and
•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 25, 2010 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
# # #

Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended March 26, 2011 and March 27, 2010
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	March 26, 2011	March 27, 2010	March 26, 2011	March 27, 2010
Revenues
Propane	$358,309	$369,341	$617,710	$602,872
Fuel oil and refined fuels	63,518	61,311	101,920	100,558
Natural gas and electricity	32,689	28,841	51,657	45,703
All other	9,586	9,670	21,122	21,462

	464,102	469,163	792,409	770,595

Costs and expenses
Cost of products sold	259,832	248,459	446,336	398,825
Operating	76,007	78,508	145,084	152,995
General and administrative	10,576	20,257	24,781	33,995
Severance charges	2,000	—	2,000	—
Depreciation and amortization	8,454	7,142	16,634	14,226

	356,869	354,366	634,835	600,041

Operating income	107,233	114,797	157,574	170,554
Loss on debt extinguishment	—	9,473	—	9,473
Interest expense, net	6,819	6,608	13,665	13,791

Income before provision for income taxes	100,414	98,716	143,909	147,290
Provision for income taxes	98	328	464	527

Net income	$100,316	$98,388	$143,445	$146,763

Net income per Common Unit — basic	$2.82	$2.78	$4.04	$4.15

Weighted average number of Common Units outstanding — basic	35,513	35,343	35,494	35,332

Net income per Common Unit — diluted	$2.81	$2.76	$4.02	$4.12

Weighted average number of Common Units outstanding — diluted	35,757	35,622	35,717	35,581

Supplemental Information:
EBITDA (a)	$115,687	$112,466	$174,208	$175,307
Adjusted EBITDA (a)	$111,564	$123,671	$171,658	$189,920
Retail gallons sold:
Propane	114,034	124,457	200,320	214,438
Refined fuels	16,249	18,381	27,642	31,436
Capital expenditures:
Maintenance	$2,719	$2,821	$5,236	$3,972
Growth	$2,935	$2,137	$6,181	$5,478
(more)

(a)
EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and loss on debt extinguishment. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US-GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US-GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	March 26, 2011	March 27, 2010	March 26, 2011	March 27, 2010

Net income	$100,316	$98,388	$143,445	$146,763
Add:
Provision for income taxes	98	328	464	527
Interest expense, net	6,819	6,608	13,665	13,791
Depreciation and amortization	8,454	7,142	16,634	14,226

EBITDA	115,687	112,466	174,208	175,307
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(4,123)	1,732	(2,550)	5,140
Loss on debt extinguishment	—	9,473	—	9,473

Adjusted EBITDA	111,564	123,671	171,658	189,920
Add / (subtract):
Provision for income taxes	(98)	(328)	(464)	(527)
Interest expense, net	(6,819)	(6,608)	(13,665)	(13,791)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	4,123	(1,732)	2,550	(5,140)
Compensation cost recognized under Restricted Unit Plans	1,067	1,025	2,399	2,017
(Gain) loss on disposal of property, plant and equipment, net	(2,612)	293	(2,911)	(134)
Changes in working capital and other assets and liabilities	(52,529)	(44,264)	(109,729)	(115,014)

Net cash provided by operating activities	$54,696	$72,057	$49,838	$57,331

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.